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                         FIRST AMENDMENT TO RIGHTS PLAN

         THIS FIRST AMENDMENT TO THE RIGHTS PLAN (this "Amendment") is made as of March ____, 2001 by and between Ariel Corporation, a Delaware corporation (the "Company"), and Continental Stock Transfer and Trust, as Rights Agent (the "Rights Agent"). Reference is made to the Rights Plan, dated as of October 9, 1998, between the Company and the Rights Agent (the "Rights Plan"). Unless otherwise provided herein, capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Plan.

         WHEREAS, pursuant to Section 26 of the Rights Plan, the Company and the Rights Agent may from time to time supplement or amend the Rights Plan in accordance with Section 26 thereof;
         WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the "Merger Agreement"), between the Company and Mayan Networks Corporation, a California corporation ("Mayan"), providing for transactions (collectively, the "Merger") pursuant to which, among other things, shares of Mayan will be converted into shares of the Company based on an exchange ratio and, thereafter, stockholders in Mayan will be stockholders in the Company, all on the terms and subject to the conditions of the Merger Agreement.

         WHEREAS, the Merger Agreement contemplates amendments to the Rights Plan so that Mayan shareholders, individually and as a group, will not be included in the definition of "Acquiring Person" contained in the Rights Plan and that no "Distribution Date" will occur as a result of the execution of the Merger Agreement or the consummation of the Merger.

         WHEREAS, the Board has determined that it in the best interests of the Company and its shareholders to amend the Rights Plan as contemplated by the Merger Agreement and on March ___, 2001 resolved to amend the Rights Plan as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the Rights Plan is amended as follows:

         1. Amendment to the Rights Plan. Effective as of the effectiveness of this Amendment (as set forth in Section 3 hereof), the Rights Plan shall be and hereby is amended as set forth in this Section 1.

             (a) Section 1. Section 1 of the Rights Plan shall be and hereby is amended by inserting the following sentence at the end of the definition of "Acquiring Person":

                           "Notwithstanding anything in the Plan to the contrary, neither Mayan Networks Corporation, a California corporation ("Mayan") nor any affiliate or associate thereof, nor any other Person, or group of Persons, shall be or become an Acquiring Person by reason of acquiring, or exercising any right to acquire, Common Shares or any beneficial ownership in Common Shares, or for any other reason, as a result of (a) the execution or assumption and/or delivery of
                           (1) the Agreement and Plan of Merger dated as of March 28, 2001 by and between the Company and Mayan (as the same may be amended or supplemented from time to time, the "Merger Agreement"); (2) any voting

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                           agreement, affiliate agreement, employment agreement
                           or market standoff agreement, option plan, option agreement, warrant, warrant agreement, indenture, indenture agreement or any other agreement executed, assumed or entered into and/or delivered by the Company or any other person in connection with the Merger Agreement (all such agreements, as they may be amended or supplemented from time to time, the "Ancillary Agreements"), or (b) the consummation of the transactions contemplated by the Merger Agreement or any of the Ancillary Agreements."

             (b) Section 3(b). Section 3(b) of the Rights Plan shall be and hereby is amended by inserting the following sentence at the end thereof:

                           "Notwithstanding anything in the Plan to the contrary, no Distribution Date shall be deemed to have occurred by reason of (a) the execution or assumption and/or delivery of the Merger Agreement or any of the Ancillary Agreements, (b) the consummation of the transactions contemplated by the Merger Agreement or any of the Ancillary Agreements, or (c) any person acquiring, or exercising any right to acquire, Common Shares or any beneficial ownership in Common Shares as the result of the execution or assumption and/or delivery of the Merger Agreement or any of the Ancillary Agreements."

         2. No Other Amendments. Except as expressly amended in this Amendment, the Rights Plan shall continue in full force and effect in accordance with the provisions thereof prior to the effectiveness of this Amendment.

         3. Effectiveness of Amendment. The Amendment shall become effective as of the date first written above.

         4. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware, without reference to the conflicts or choice of law principles thereof.

         5. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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         IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                                              ARIEL CORPORATION

                                              By: _____________________
                                              Name:
                                              Title:


                                              CONTINENTAL STOCK TRANSFER AND
                                              TRUST, AS RIGHTS AGENT

                                              By: _____________________
                                              Name:
                                              Title:

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